Exhibit 99.1

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Alicia Dixon
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David Mordy
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For Immediate Release
CenterPoint Energy announces interim CFO transition
Current Senior Vice President and Chief Accounting Officer Kristie L. Colvin appointed interim Executive Vice President and Chief Financial Officer, succeeding Xia Liu

Houston – April 2, 2020 – CenterPoint Energy, Inc. (NYSE: CNP) today announced that it has appointed current Senior Vice President and Chief Accounting Officer Kristie L. Colvin as interim Executive Vice President and Chief Financial Officer to succeed Xia Liu, who will be leaving the company to pursue another career opportunity following a transition period.

An over 30-year veteran of CenterPoint Energy and its predecessor companies, Colvin has served as senior vice president and chief accounting officer since September 2014. In this capacity, she is responsible for the company’s accounting function, internal and external financial reporting, and internal controls.

Prior to her current role, Colvin was responsible for strategic and financial planning, management reporting and performance measurement. Her experience also includes roles in CenterPoint Energy’s Planning, Accounting and Regulatory departments. Colvin received her bachelor’s degree with honors in accounting and finance from Houston Baptist University and is a certified public accountant.

John W. Somerhalder II, CenterPoint Energy’s interim president and chief executive officer, said, “I would like to thank Xia for her contributions and dedication during her time with the company, including helping to deliver strong fiscal 2019 results, working to realign the company’s portfolio to focus on its regulated businesses, and continuing our track record of disciplined cost management. We are pleased that Xia will be staying on for a brief period to ensure a seamless transition. We wish her well in her future endeavors.”

Somerhalder added, “We are confident that Kristie’s deep knowledge of CenterPoint Energy and experience will serve us well in this interim role and contribute to the successful execution of our strategy and our forward momentum.”

The company said it expects to name its permanent Chief Financial Officer following the appointment of its permanent CEO to succeed Somerhalder.

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About CenterPoint Energy, Inc.
Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy's competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and nearly $35 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

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